Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

CARLYLE ALPINVEST PRIVATE EQUITY OPPORTUNITIES FUND

This Certificate of Trust of Carlyle AlpInvest Private Equity Opportunities Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is Carlyle AlpInvest Private Equity Opportunities Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a-1 et seq.).

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Trustee